EXHIBIT 8.2

EXHIBIT 23.5

[Letterhead of Conner & Winters, LLP]

December 19, 2005

Vintage Petroleum, Inc.

110 West Seventh Street

Tulsa, Oklahoma 74119

Ladies and Gentlemen:

Reference is made to the Registration on Form S-4 (the “Registration Statement”) of Occidental Petroleum Corporation, a Delaware corporation (“Occidental”), including the proxy statement of Vintage Petroleum, Inc., a Delaware corporation (“Vintage”), forming a part thereof, relating to the proposed merger of Vintage with and into a wholly-owned subsidiary of Occidental.

We have participated in the preparation of the discussion set forth in the section entitled “THE MERGER—Material United States Federal Income Tax Consequences” in the Registration Statement. Subject to the assumptions, conditions, qualifications and limitations described in such discussion, in our opinion, such discussion of those consequences, insofar as it summarizes United States federal income tax law, is accurate in all material respects.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/    CONNER & WINTERS, LLP

Conner & Winters, LLP